AGREEMENT IN PRINCIPLE



                                   To approach



                            THE BUSINESS CO-OPERATION

                                       ON

                              WLL NETWORK SERVICES





                                     Between



             SAIGON POST AND TELECOMMUNICATIONS SERVICE CORPORATION



                                       And



                       GENERAL-TEL / ePHONE, TELCOM, INC.

Pursuant to the Law on Foreign Investment and other legal documents and instructions of the Socialist Republic of Vietnam.

     Based on the functions, business activities and capabilities of the two Companies as well as demands in Vietnamese telecommunications market.

The Parties mentioned hereinafter include:

1. THE VIETNAMESE PARTY

SAIGON POST AND TELECOMMUNICATIONS SERVICE CORPORATION, a joint-stock enterprise is legally organized and permitted to operate in conformity with the Law of the Socialist Republic of Vietnam, being authorized to develop and provide post and telecommunications services in Vietnam;

- Head Office                         : 45 Le Duan, District 1, Ho Chi Minh City
                                        - Vietnam

- Telephone                           : (84-8) 822 0121/ 822 0124

- Facsimile                           : (84-8) 822 0120

- License of Incorporation No         : 002914  GP-UB  dated 27  December, 1995,
                                        granted by Ho Chi Minh City People's
                                        Committee

- Registered Capital                  : 50.000 Millions VND

- Bank account number                 : 361.130.00.0165 at ORICOMBANK

- Represented by                      : Mr. TRINH DINH KHUONG ; Title -
                                        General Director

Hereinafter referred to as "SPT"


2. THE FOREIGN PARTY

GENERAL-TEL / ePHONE TELECOM corporation is legally organized and permitted to operate in conformity with the Laws of the United States of America

- Head Office                        46505 Landing Parkway, Fremont, California,
                                     USA

- Telephone                         (510) 661-9898

- Facsimile                         (510) 661-9897

- License of Incorporation No       State of Florida, United States of America,
                                    May 3, 1996

- Registered Capital                Authorized:  50 million shares,  Issued: 12
                                                 million shares: Market Value
                                                 of Capital USD 12 million

- Bank account number              Bank of America 097410-2667

- Represented by                   Robert G. Clarke, Chairman and CEO

Hereinafter referred to as "G/E"


In this agreement, SPT and G/E can be separately referred as "party" and collectively referred as "parties"

                                     WHEREAS

1. SPT has been legally authorized to provide telecommunications services in the Socialist Republic of Vietnam, including the construction and operation of WLL Networks in the Project Areas.
2. G/E, an international telecommunications consortium, expects to collaborate with SPT in setting up networks and providing WLL services in the Project Areas, including assistance to SPT in techniques, training, marketing, operation and management of the Network (as set forth hereunder):

Therefore, after discussion and negotiation, the two parties have come to an Agreement in Principle (AIP) on this 22 nd October, 1999, in Ho Chi Minh City as a basis for proceeding and completing the official cooperation in the form of Business Co-operation Contract, with the following terms and conditions:

Article 1. OBJECTIVES AND FORMS OF CO-OPERATION

1.1   Objectives:
      SPT and G/E shall jointly co-operate in developing, building up, and operating the Networks and providing telecommunication services using WLL customer access system based on CDMA technology, including any other enhanced technology based on CDMA, using 1.900 MHz band in Project Areas approved by the Socialist Republic of Vietnam.

1.2   Forms of Co-operation:
      The Co-operation shall be made under the form of business co-operation contract as stipulated in the Law on Foreign Investment in Vietnam. In the future, should Vietnamese government allows another suitable form of cooperation in the telecommunications services the two parties agree to discuss and apply to the authority in order to change into that form based on the mutual agreement in compliance with the laws of Vietnam.

1.3  Feasibility Study
     The parties will forthwith commence a study of the demand for, and economic viability of, telecommunication services in the Project Areas, and initially, in HCMC. The study will be directed by G/E, with assistance from SPT. The initial Feasibility Study as specified in Article 2.3, will be updated as work on the initial Networks progresses.

Article 2. THE MAIN CONTENTS OF THE PROJECT

2.1  Subscribers
      The two Parties shall co-operate to establish, develop, and operate the WLL Networks with the initial capacity of from 25 to 30 thousand subscribers according to realistic demand, and shall be defined at each milestone in each phase to reach the forecasted number of subscribers in the Feasibility Study, within the project areas in the Socialist Republic of Vietnam.

2.2  Scope of Services
      The scope of services within the network shall cover voice, facsimile and other value added services based on WLL applications such as, data communication, voice response, etc. within the Project Areas approved by the Vietnamese Government.

2.3 Project and Coverage areas and Feasibility Study Leading to BCC The coverage areas for WLL Services business will be firstly covered in HCM City and later expanded to other demanded areas in Vietnam in line with the Government's approval . The detail coverage plan of the project areas shall be clarified in the Economic & Technical Feasibility Studies as defined in the Business Cooperation Contract (BCC). The coverage areas and implementation plan shall be in periods as follows:

Feasibility Study

 A feasibility study will be performed by the foreign partner in cooperation with SPT for the total WLL project. The feasibility study will include the following: - site survey - technical specifications/requirements - economic and financial structure - operational requirements - equipment requirements technical evaluation of WLL equipment consisting of at least two base stations and end user equipment for at least 100 subscribers

The feasibility study and technical evaluation (with the terms and conditions and responsibility of each party defined in ANNEX A) will be conducted within 120 days after signing this AIP. Upon completion of this FS, both parties will join to negotiate and sign a Business Cooperation Contract. The BCC shall be submitted for approval to the appropriate VN authority. Upon BCC approval, the project will consist three stages:

Stage 1 : Implement in the selected district of Ho Chi Minh City a WLL network with capacity of from 25 to 30 thousand subscribers. This stage shall consist 2 phases.

Phase One: Installation of pilot WLL network of 5,000 subscribers

Phase Two: Complete installation of the network up to additional 25,000 subscribers.

Stage 2 : Expand to other demanded areas in Ho Chi Minh with total network capacity up to 80,000 subscribers. Stage 3 : Expand to other provinces of Vietnam with expected capacity increasing up to 1.0 million subscribers.

2.4  Technology and Frequency Usage:

      The network mentioned in this Agreement shall operate with CDMA technology IS-95 B/C based, which will be able to migrate to Wideband CDMA ( 3G ), to provide WLL services using 1,900 MHz band, with the 7.5 MHz bandwidth.

2.5  The Contract Duration:

      When the Project reach the number of subscribers at 25,000 or at least one year (start from commercial launch), the parties shall review the result of project operations up to that time, along with the market situations. If possible, the parties shall consider to study for expansion to other demanded areas in Vietnam territory as well as for expansion of the contract duration reasonably. This will be the base for applying document in order to obtain all approvals from governmental authorities of Vietnam for the project expansion. The actual contract duration shall be defined in the Feasibility Study and BCC content.

Article 3. CONTRIBUTIONS OF THE PARTIES

3.1 Contributions of SPT
3.1.1    Intangible assets
- Rights of using frequencies 7.5 MHz in the 1,900 Mhz band and other necessary microwave bands.
-        Rights of using national numbering plan.
- Rights of operating and providing telecommunications services in Vietnam.
- Rights of renting and/or using public areas to install WLL equipment (such as: telephone, poles, main, cable paths, cables ducts, antenna, etc.)

3.1.2 Expenses
- Cost of recruitment and initially training Vietnamese staffs for the project.
-        Costs for obtaining  other  necessary  licenses as mentioned in article
         6.1.1 (not including the investment license of this project).

3.2. Contributions of G/E 3.2.1 Fixed asset
       G/E shall be accountable to finance for the procurement of equipment of WLL system including Tandem Switch which must support malicious/criminal call trace features as required by Vietnam Government, as specified in the project as follows:

- Network equipment (including costs for design, installation, testing, commissioning, and acceptance) - End-user telephone sets - Other supplement infrastructure facilities such as tower, building, generator, air-conditioner ,etc.
-        Transportation means.
-        Office equipment of BCC offices.

3.2.2  Working capital
       G/E shall be responsible for the total working capital as required for the project including costs for operation and management of the network. When the net cash flow of the project reach the break-even-point, the necessary working capital shall be compensated by the revenue of the project itself.

3.2.3  Other contributions

     - Costs for training staff of SPT in the BCC in accordance with technology transfer purpose.

     - Cost for doing market/site survey, making PFS/FS, other required documentation, applying procedures, and other necessary expenses for obtaining investment licenses of WLL project.

       The Foreign Party shall pledge to contribute capital in cash in accordance with the contribution schedule as specified in the business plan of the feasibility study.

       In case of widening the network so as to enhance the quality of the services, the Parties shall discuss and agree to re-adjust the investment schedule in an appropriate way.

Article 4. PROCUREMENT OF EQUIPMENT

The parties agreed that the procurement of equipment shall be performed in the following way:

     The procurement and installation of equipment and machines shall be undertaken through the open and whole package tender processes, including the complete solution and equipment for the network, of which including malicious/criminal call trace facilities. Equipment could be supplied from different sources, but it must be guaranteed for the modern and compatible features and meets the standards of ITU and of Vietnam.

The essential criteria for winning the bidding selection process:

-        Quality of equipment and services.
-        Cost of equipment.
-        Credit/financing conditions of the equipment supplier.
- The condition of maintaining and the capability of supplementing and upgrading the network system.
- New and advanced equipment, field proven, with the latest production time.

Article 5. Financial Feasibility and Costs


5.1      Feasibility
         The parties shall prepare for inclusion in the BCC, a financial feasibility of the project. As part of the feasibility, each party shall be entitled to recover as a first priority, their costs as set out below including the capital costs of the project. The feasibility shall specify the respective shares of the profits, the terms of the BCC, definition of costs and revenues and the internal rates of return.

5.2      Joint Costs
         The Parties shall pay the following costs, which is relating to the operation of the Project and will be treated as Joint costs including, but not limited to:

       Turnover tax; or value added tax

Fees for leasing frequencies and channels ( 1.900 MHz and microwave) o Costs for operation and management the network, which consist of but not limited to: Costs for maintenance and repair equipment after the guarantee period of the vendors.
- Costs for sales( including hand set subsidies) - Costs for customer care services. - Costs for marketing and promotion - Cost for renting land and buildings. - Expenses of administrative management (electricity, water, telephone, etc.). - Cost of insurance for fixed assets controlled by the BCC
Management Team. - Cost of training for periodical update knowledge of Vietnamese staff during the operation of BCC (including training locally and abroad).

-    Expenditures  for SPT and G/E staff full-time  working for the BCC project:
     (including salary, social insurance, health-care insurance, trade union fees, and other allowances... These expenditures shall be counted at Vietnamese living cost and in conformity with the Vietnamese accounting regulations.

-    Bonuses for the staff which could be treated as costs

-    Fees for the project consultation and other expenses relating to the BCC.

-    Other miscellaneous expenses.


5.3 Separate Costs

The Parties agree that costs born in relation to the BCC project, but which are separately paid by each Party and not calculated as Joint Costs, will be treated as Separate Costs.

Separate Costs of SPT:

-    Salaries  and costs for Saigon  Postel's  members  taking part in the joint
     coordinating  committee,   and  including  Deputy  Manager  of  Department/
     Division up to General Director of the BCC.
-    Depreciation of assets and SPT's consultation fees (if any).
-    Income tax of SPT

Separate costs of G/E:

- Salaries, insurance, and other relating costs for G/E's senior personnel working for the BCC project in Vietnam, and including JCC's members.
-    Costs for G/E's consultation (if any)
-    G/E's depreciation of assets and equipment;
-    Interest from getting loans (if any).
-    Costs for transferring technology;
-    G/E's income tax and profit remittance tax.
-    Costs for obtaining investment license of this project

The content in relation to separate costs and joint costs shall be further defined in the feasibility study and the official business co-operation contract.

Article 6. OBLIGATIONS OF THE PARTIES

6.1 Obligations of Saigon Postel Corp.
6.1.1 Application for the Investment License:
       SPT shall be responsible for completing the project profile, with the assistance of G/E, and other procedures in order to apply for the Investment License of the project (costs for this application procedure shall be paid by G/E). In addition, SPT shall be accountable to obtaining the following approvals:
a.       Permits of design and installation as specified in the project.
b.       Permits for importing equipment and facilities.
c.       Permits of using frequencies; and
d.       Other necessary approvals.
6.1.2 Customs clearance and others:
       Saigon Postel shall be responsible for completing formalities of customs, transportation and renting storage space of equipment, machine and materials as specified in the project (costs of these businesses shall be counted as Joint Costs and approved by the Joint Coordinating Committee established in Article 9.1 of this AIP)
6.1.3 Management and operation of the Networks: SPT shall be responsible for: - Managing and operating the Networks with G/E's assistance.

- Helping to complete the procedures to be supplied electric power, water, to import transport means for the purpose of building-up, operating and managing the project. Saigon Postel Corp., with the assistance from G/E, shall be accountable to setting up the pre-feasibility study, the feasibility study in conformity with the Law on foreign investment of Vietnam. As planned, the process and time for finishing the project profile is described in Article 2.3.

-    ProvidingVietnamese staff to assist in the Feasibility Study

- Procuring all permits and approvals from departments of SRV government to commence and operate Networks and to allow G/E to remove its profits from SRV

6.2   Obligations of G/E

6.2.1. Financing the project:
       G/E shall be accountable  to the finance of the project,  as specified in article 3.2, in accordance with the contribution schedule as regulated in the feasibility study.

6.2.2. Equipment and Materials:
       G/E shall be responsible for planning, designing, constructing, and together with SPT's assistance, inspecting and commissioning facilities and materials of the Networks in accordance with the Technical Feasibility Study, the Economic Feasibility Study and the resolutions of the Joint Coordinating Committee.

6..2.4 Assistance in Management,  Techniques,  Training and Technology transfer:
       G/E shall be responsible for training and instructing Saigon Postel's staffs in techniques and non-techniques in order to transfer technology and experience in managing, operating and sales-marketing of wireless system using CDMA technology as mentioned above. Depending on business requirements and upon the reasonable suggestions of SPT, G/E shall be responsible for providing SPT with experts to assist SPT staffs in network management, operation, and sales-marketing properly.

6.2.5 The entire WLL project ( including software, hardware and firmware) shall be Y2K compliant.

6.2.6 G/E will pay cost of WLL trial in Ho Chi Minh City in accordance with ANNEX B.

6.2.7 G/E will pay monthly frequency usage fee of (estimated by SPT) USD 9,000.00 one month in advance.

Article 7. OWNERSHIP OF CONTRIBUTIONS

       The parties agree that all assets described as parts of the each party's contribution shall remain its ownership during the Business Cooperation Contract Period.

Article 8.  TERMINATION AND TRANSFER OF EQUIPMENT AND FACILITIES

       Upon the expiration of the BCC, if the internal rate of return of G/E falls within the agreed IRR range (to be defined in the BCC), G/E shall transfer its assets of the network to SPT with the agreed nominal price of one (01) US Dollar.

       Other case of termination will be discussed and agreed in the BCC.


Article 9: THE JOINT COORDINATING COMMITTEE AND BCC MANAGEMENT
9.1.  Functions of Joint Coordinating Committee (JCC):
      After the Business Co-operation Contract is approved and the Investment License is obtained, The Parties agree to set up a Joint Coordination Committee ("JCC"), which consists of 3 persons from each Party. This JCC shall be responsible for inspecting, supervising, consulting and recommending the BCC Management Committee to implement the Project with the specific functions as follows:

- Considering and making recommendations on issues relating to the techniques and technology selection and networks plans as specified in the project.

- Considering and making recommendations on the plan and policy of business, marketing, training in order to implement the project.

- Considering and making recommendations on equipment supply through the tender procedure.

- Considering and making recommendations on solving difficulties in the process of implementing and operating the project in regards to the BCC management team's suggestions.

- Considering and discussing all suggestions and claims by SPT or G/E in relation to the project. Trying to resolve all disputes or conflicts between the Parties arising out or in relation to the Business Co-operation Contract through negotiations.

9.2. Rights of the JCC:
      In order to fully perform those functions, the Joint Coordinating Committee shall be entrusted the rights to supervise at-once any issue in relation to this project, including examination of account books and documents kept by the BCC management team/committee.
9.3. Resolutions of the JCC:
      The Resolutions of the JCC must be in compliance with the target and benefit of BCC. The resolutions of the joint Coordinating Committee shall be agreed by a majority vote of the attending members except for resolutions, which are connected with the following issues, shall need the consensus (100%)of all the attending members:

-        Business plan, tender selection plan and annual budget plan.
- Changes of technical and technological aspects and Network plans relating to the Project.
-        Increasing, decreasing and transfer of the parties' contributions.
-        The transferring technology contract with the third party.
- Adjusting the ratio for profit sharing in accordance with the projected Internal Rate of Return of G/E.
-        All expenditures and costs
-        Selecting the independent auditing company.
-        Amending and supplementing the operational regulations of the JCC.
- Other additional issues, if any, fully agreed (100%)by JCC's members to put in this list.

9.4. The relationship between JCC and BCC management Committee: The Resolutions shall have the binding value on the parties participating the BCC project, and must ensure not to violate the law, the sovereignty and the national security of Vietnam. The parties shall be responsible for popularizing JCC' s resolutions to their staffs, including BCC management committee's members, and instructing them for carrying out these resolutions seriously, in order to manage BCC's operation in an efficient way.

9.5.  The BCC management Committee
      Members attending the BCC management Committee including General Director, Deputy General Director, Chief Accountant and Directors of departments/divisions and subsidiaries, shall be appointed by SPT after taking into account the recommendation of JCC. The two parties shall discuss to find the reasonable solutions for the foreign party to be able to participate in BCC management for mutual benefit in conformity with the Laws of Vietnam.

10       Article 10. GENERAL REGULATIONS

     10.1 Confidentiality

     10.1.1  General Confidentiality
       Each Party pledges to make its employees, directors and shareholders keep in confidence any information and not disclose to any third party, including, but not limiting non circumvention to any equipment vendors and/or financial parties introduced or brought in by G/E, the details of the negotiations between the Parties, the content of the Agreement in Principle (AIP), the Business Plan, or any document in relation to the above-mentioned matters and any other relevant information (confidential information), without obtaining the prior written consent of the other Party, excepting to the extent that:

- Such disclosure of such information is requested by any Governmental management agency relevant to that Party in order to abide by official instructions and guidelines; or

- The disclosure of information is made to professional advisers of such Party or to the personnel or affiliates of that Party provided that such disclosure is made by way of signing a confidentiality agreement and those to whom such disclosure is undertaken to abide by the confidential provisions as set out in this Article; or

- The confidential information disclosed by the disclosing Party or person is popularly announced.

10.1.2   Term of Confidentiality
         If this AIP shall be terminated without the BCC having been signed the confidentiality provisions of Article 10.1.1 shall remain in effect and have binding value on the parties for 2 years from the date of the termination of this AIP.
10.1.3   Protection of Proprietary Information
         All special or proprietary information and know how introduced to the Project by G/E which has not become popularly announced or publicly disclosed, shall be owned by G/E and will be assets that can only be acquired by SPT pursuant to Article 8.
10.2     Public announcements
         Each Party agrees that it will not announce publicly any of the discussions in relation to the AIP, Project, Business Plan or any related information or plan under any form whether a press release or otherwise without prior discussion and prior consent in writing of the other Party.

10.3 Applicable Law, Disputes and Arbitration
10.3.1   Applicable Law
         The AIP shall be constructed and interpreted in accordance with the Law of the Socialist Republic of Vietnam. In this spirit, any dispute or conflict arising out of or relating to the form, validity and content of the AIP shall be interpreted and understood in accordance with the Law of the Socialist Republic of Vietnam.
10.3.2 In case of any dispute arising out or relating to this agreement is not governed or interpreted by the Laws of Vietnam, the two parties agree to apply the Laws of Singapore (ASEAN Region). 10.4 Dispute resolution In case of any dispute, discrepancy of opinions or claim arising out of or relating to this AIP, the parties shall discuss to find reasonable solutions in the spirit of co-operation, respecting each other and law-conformity. If the Parties are unable to reach to an agreement, such dispute, discrepancy of opinions or claims shall be solved by an arbitration organization.
10.5     Arbitration Organization
         Both parties agree that any dispute or discrepancy shall be settled by the Vietnamese International Arbitration Center in conjunction with the Vietnamese Chamber of Commerce and Industry in Ho Chi Minh City. The solution of such dispute and discrepancy shall be made in compliance with the lawsuit principles of the international arbitration organization as mentioned above. The award of the Vietnamese international arbitration center shall be final and have the binding value on the Parties. In case one of two parties involved in this AIP does not agree to the award from the resolution from the Vietnamese International Arbitration Center, the disagreeing party can request resolution from Singaporean International Arbitration Center. The resolution of Singaporean International Arbitration Center is the final decision.
10.6     Financial Records and Reporting
         The financial records of the Project shall be maintained using the Vietnamese Accounting System. Modifications to the Vietnamese
         Accounting System will be made to allow for recording and accounting principles and procedures so that they can be audited using Generally Accepted Accounting Principles.
10.7     Perodic Reporting
         Management of the Project shall provide written reports to the JCC on a periodic basis containing all material information on, for the period being reported on, monies expended, revenues if any received, work done, success achieved and problems encountered which have not been resolved (if any).
10.8.    Languages
         This Agreement in Principle is made in two languages of equal validity, English and Vietnamese. In the event that there is any misunderstanding between the English version and the Vietnamese version, the Parties agree to refer to the English version.
10.9     Copies
         This agreement shall be made in four (04) original copies of equal validity and each copy contains both the English and Vietnamese versions.
10.10    Term of Agreement in Principle
         The effect period of this AIP shall be twelve (12) months or until the BCC is earlier signed by the parties
10.11    Termination by G/E and/or SPT
         Each party may at any time, upon giving 30 days written notice to the other party, terminate this Agreement. Upon the expiry of the 30 days all of both parties' obligations shall terminate.
10.12    Approval
         This AIP shall be submitted to the highest authorities by the Boards of Management of each Party for approval at the latest 30 working days and then to the Vietnamese Authorities for decision and approval. After obtaining the approval from the Vietnamese Government, the two Parties shall, within 10 working weeks, jointly perform the Feasibility Study, the Business Corporation Contract, the Operational Regulations of JCC and BCC's Management Committee, as well as other necessary documents in order to submit to the Authorities for obtaining the Investment License.

10.13  Other Issues
       Other issues concerning the co-operation between the Parties or any details not mentioned in this Principle Agreement shall be discussed and reflected in the official Business Cooperation Contract. The ANNEX A and ANNEX B shall be considered as the inseperable parts of this Agreement in Principle.
                                  On behalf of

                               Saigon Postel Corp.


                               "Trinh Dinh Khuong"


                              Mr. TRINH DINH KHUONG

                                General Director
                                  On behalf of
                       General-Tel / ePHONE, Telecom Inc.




                               "Robert G. Clarke"


                                 ROBERT G CLARKE

                       Chairman & Chief Executive Officer

                                     ANNEX A
   Terms and conditions for feasibility study and technical evaluation period

Article 1: THE PLACE FOR DEPLOYMENT OF PILOT SYSTEM

         The WLL pilot will be deployed at the following places:
1.1      The estimated coverage area is District 9 or District 12 in HCM City.
1.2      The places for installation:45 Le Duan Street and other suitable places

Article 2: THE TERMINATION OF THE EXPERIMENTATION

      Based on the performance result of the pilot system, within one (01) month from the date of termination of the trial duration, both Parties will sign the final Acceptance Record, and evaluate the result of the experimentation.

2.1 If the pilot system meets the technical requirements and the quality of services, two parties shall negotiate and sign official business cooperation contract (BCC) for WLL services. The choosing of equipment for BCC project will be carry out under tendering.

2.2 In the case where pilot equipment does not meet the technical requirements, quality of calling and other requirements of services, party B agrees to export the equipment.

Article 3: RESPONSIBILITIES OF THE PARTIES

3.1      Responsibilities of party A

3.1.1 To apply for the licenses to test the pilot WLL system as well as to use frequency for this technical experimentation.

3.1.2 To coordinate with party B in site survey, installation and operation of the system. 3.1.3 Preparing the place for installation of pilot equipment, to ensure the requirements such as surface site for experimentation.

3.1.4    Ensuring power supply, water for BTS, BSC during trial duration.

3.1.5    To  assign   capable   staff  to   participate   in  the   process  of
          experimentation and acceptance. 3.1.6 To prepare subscribers participating in the testing and to distribute pilot areas. 3.1.7 Arranging, and obtaining agreements for interconnections with PSTN, VTN, VTI network. 3.1.8 To help party B with customs clearance of the pilot equipment imported into or exported from Vietnam.

3.2      Responsibilities of party B:

3.2.1 Providing WLL pilot equipment in accordance with configuration agreed by both parties and transporting those to the place of installation.

3.2.2 To be in charge of site survey, installation of equipment at the testing site.

3.2.3 To be responsible for technical aspects, ensuring the quality of system during the installation and testing duration.

3.2.4 To be responsible for providing detailed procedures for equipment testing and specifications checking.

3.2.5 Providing technical documents of system, training technical staffs of party A, guiding the operation and maintenance of the system.

 3.2.6   Providing WLL terminal equipment suitable to the system.

 3.2.7 Obtain financing for party A to purchase Local Tandem switching equipment.

3.2.8 To ensure using properly licensed frequency and pilot configuration, not to effect activities of telecommunication system over the testing area as well as not to effect the frequency band of telecommunication systems of other networks over or nearby the pilot coverage area.

3.3      Mutual responsibilities

3.3.1 During the trial duration, if pilot equipment fails, then both parties shall check to find the reason and have a reasonable solution for the problem.

3.3.2    Testing,   measuring,    checking   and   reporting   the   result   of
         experimentation must be handled and unanimously agreed by both parties.

3.3.3    Both parties shall negotiate with VNPT for interconnection.


Article 4: SHARING EXPENDITURES

Both parties agree to share expenses originated during testing duration as follows:

4.1      Party A shall cover:
4.1.1 All expenses related to the license of pilot WLL network including all necessary approvals required for the pilot network of this Agreement.
4.1.2    Expenses of party A's staffs who participate in the project.
4.1.3 Expense for renting the surface for installation of pilot equipment as well as necessary power supply for activities of experimentation.
4.2      Party B shall cover:
4.2.1 All expenses related to storing, maintaining, transporting, installing and lifting the pilot equipment.
4.2.2    Expense of party B's staffs who participate in the project.
4.2.3    Frequency fee during the duration of experimentation.

                                     ANNEX B

                    Estimated costs for WLL feasibility study

This ANNEX B contains schedule of estimated cost for WLL trial in Ho Chi Minh City. The marketing costs in section (I) below have already been incurred by party A, and are subject to cost recovery which will be specified in the BCC. The remaining estimated costs shown in sections II, III, and IV are considered by Party B to be necessary for conducting the feasibility study. Party B agrees to cover the full estimated cost of items shown in sections II and IV of the schedule. For the estimated costs in Section III, party B agrees to pay only those actual and necessary costs with prior approval, and which are fully documented by party A with original cost receipts.

       COST SCHEDULE FOR WLL TRIAL AT HCM CITY



II     For marketing: (Completed)
        1Develop plan of HCMC                                                                        5000
        2Telecom plan of HCMC                                                                        7000
        3Telecom plan of Vietnam                                                                     8000
        4Other information                                                                           5000
        5Cost for PFS building                                                                      25000
         Total:(These costs have been incurred by SPT)                USD       $50,000(I)

III For cell survey:
     1Rent car: (100USD/car_day)                                     100              7               700
     2Party A Staff Cost for data collection (5USD/per_day)           75              7               525
     3Party A Staff Cost for survey analysis  (20USD/per_day)        160              7              1120
     4Cost to buy maps, resources material, tech research                                            1000
     5Cost for public relation, promotions                                                           1000
         Total:                                                      USD         $4,345(II)

IIII   For Project Feasibility Study:
        1Technical requirement & specification                                                      10000
        2Business analysis                                                                          10000
        3Financial analysis                                                                         10000
        4Data & Information collection                                                               5000
        5Preparation of tendering documents                                                         10000
        6Other cost                                                                                  5000
         Total:                                                      USD         $50,000(III)


IV     Operation cost per month
        1Frequency: (9000USD/7.5MHz/month): 9000 x 4                                                36000
        2Rental fee for installation site of cell, antenna... :(20USD/m2/month)                      4000
         (20 x 25 x 4 x 2)
         Total:                                                      USD         $40,000(IV)

         TOTAL (I,II,III + IV)                                       USD         $144,345
